Exhibit 10.3

LOAN AGREEMENT AND PROMISSORY NOTE

This Loan Agreement and Promissory Note (this “Agreement”) by and between TransparentBusiness, Inc., a Delaware corporation (“TransparentBusiness”) and Silvina Moschini, an individual and executive officer and director of TransparentBusiness (the “Borrower”).

WHEREAS:

●	Due to the COVID-19 pandemic, the office spaces previously used by TransparentBusiness in New York City, NY and Miami, FL have become no longer useful to TransparentBusiness and its employees, due to their small spaces and location in highly populated business centers.

●	In-person interaction of the TransparentBusiness team members in a safe environment is highly desirable during TransparentBusiness’s period of fast growth and the formation of its core team of employees and executives, as coordination is essential.

●	Due to Latin America and the East Coast of the United States being the primary location of the TransparentBusiness workforce, Miami, FL has been identified by TransparentBusiness as the optimal location for a collaboration workspace.

●	Silvina Moschini is an owner of an apartment in Surfside FL, which is currently her primary residence, and is unsuitable as a collaboration workspace.

●	TransparentBusiness and its executive officers deem it to be in the best interest of TransparentBusiness and its shareholders to acquire a collaboration workspace in Miami, FL for use by the Borrower, other employees and executives of TransparentBusiness, and potential strategic partners, customers and independent contractors of TransparentBusiness.

PROMISSORY NOTE

FOR VALUE RECEIVED, The Borrower promises to repay to the order of TransparentBusiness, the sum of $1,700,000.00 dollars together with interest thereon at a rate of 3.06 percent (%) per annum.

ADDITIONAL LOAN TERMS:

The Borrower and TransparentBusiness hereby further set forth their rights and obligations to one another under this Loan Agreement and Promissory Note and agree to be legal bound as follows:

1.	Principal Loan Amount: $1,700,000.00 (the “Principal”).

2.	Interest: The Principal shall accrue interest at an annual rate of 3.06%, corresponding to the current 30-year fixed rate (according to Bankrate.com).

3.	Agreed Use of Proceeds.

a.	Acquisition of Workspace. Borrower hereby agrees to use the Principal to acquire real property for use as a co-working/collaboration center, located at [Redacted] Miami Beach, FL (the “Property”). Lender shall manage the Property as a collaboration workspace for TransparentBusiness for a period of one year from the date hereof.

b.	Personal Use. Personal use of the Property by Borrower is permitted so long as such personal use does not interfere with the intended collaborative business use of the property.

4.	Collateral.

a.	Security Interest in Shares. Borrower hereby grants to TransparentBusiness a first- priority security interest in 3,400,000 shares of TransparentBusiness common stock owned by Lender (the “Shares”) as collateral for repayment of the Principal and Interest due to TransparentBusiness pursuant to the terms hereof.

b.	Upon (i) the full repayment of the Principal and any and all accrued Interest on the Principal, as provided in Section 5 below, and (ii) the passage of the one-year anniversary of the date hereof, TransparentBusiness shall release its security interest in the Shares and Lender may thereafter use and occupy the Property as a personal residence.

5.	Repayment.

a.	Balloon Payment. The Principal and any and all accrued Interest on the Principal shall be due to TransparentBusiness on the one-year anniversary of the date of this Agreement.

b.	Prepayment. The Borrower may prepay the amounts due hereunder, in whole or in part, at any time during the term of this agreement, provided, however, that prepayment of any or all amounts due hereunder shall not alleviate Borrower of her obligation to manage the Property as a collaborative workspace for TransparentBusiness as provided in Section 3 above.

c.	Interest-Only Payment. If on the one-year anniversary hereof, Borrower pays to TransparentBusiness all accrued and unpaid interest on the Principal, but does not repay all then-outstanding Principal, TransparentBusiness may, in its sole discretion, extend the term of the loan at an annual interest rate not to exceed 6.12% for such duration and on such additional terms as TransparentBusiness deems advisable, in its sole discretion.

6.	Default. The occurrence of any of the following events shall constitute a Default by the Borrower of the terms of this Loan Agreement and Promissory Note:

a.	Borrower’s failure to pay any amount due as Principal or Interest on the date required under this loan agreement.

b.	Borrower seeks an order of relief under the Federal Bankruptcy laws.

c.	A federal tax lien is filed against the assets of Borrower.

7.	Additional Provisions Regarding Default.

a.	Notice. Addressee and Address to which TransparentBusiness is to give Borrower written notice of default:

Silvina Moschini
[Redacted]
Email: silvina@wheresheworks.com

b.	Change of Address. If Borrower gives written notice to TransparentBusiness that a different address shall be used, TransparentBusiness shall use that address for giving notice of default (or any other notice called for herein) to Borrower.

c.	Cure. Upon default, TransparentBusiness shall give Borrower written notice of default. Mailing of written notice by TransparentBusiness to Borrower via U.S. Postal Service Certified Mail shall constitute prima facie evidence of delivery, as shall a confirmed-receipt electronic mail message. Borrower shall have 15 days after receipt of written notice of default from TransparentBusiness to cure said default. In the case of default due solely to Borrower’s failure to make timely payment as called for in this Agreement, Borrower may cure the default by either: (i) making full payment of any principal and accrued interest (including interest on these amounts) whose payment to TransparentBusiness is overdue under the loan agreement and, also, the late-payment penalty described below; or (ii) release collateral to TransparentBusiness as described in Section 4 “Collateral,” above.

8.	Remedy Upon Default. Upon an uncured Default as provided herein, TransparentBusiness may take ownership of the Shares constituting the Collateral hereunder.

9.	Penalty for Late Payment. There shall also be imposed upon Borrower a 2% penalty for any late payment computed upon the amount of any principal and accrued interest whose payment to TransparentBusiness is overdue under this loan agreement and for which TransparentBusiness has delivered a notice of default to Borrower.

10.	Indemnification of Attorneys’ Fees and Out-of-Pocket Costs. Should any party materially breach this agreement, the non-breaching party shall be indemnified by the breaching party for its reasonable attorneys’ fees and out-of-pocket costs which in any way relate to, or were precipitated by, the breach of this agreement. The term “out-of-pocket costs,” as used herein, shall not include lost profits. A default by Borrower which is not cured within 15 days after receiving a written notice of default from TransparentBusiness constitutes a material breach of this agreement by Borrower.

11.	Miscellaneous.

a.	Integration. This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, representations and warranties, express or implied, oral or written, with respect to the subject matter hereof, are superseded by this agreement. This is an integrated agreement.

b.	Severability. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

c.	Modification. Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the parties. Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

d.	Exclusive Jurisdiction. The Parties, by entering into this agreement, submit to jurisdiction in State of Nevada for adjudication of any disputes and/or claims between the Parties under this agreement. Furthermore, the Parties hereby agree that the courts of State of Nevada shall have exclusive jurisdiction over any disputes between the parties relative to this agreement, whether said disputes sounds in contract, tort, or other areas of the law.

e.	State Law. This Agreement shall be interpreted under, and governed by, the laws of the State of Nevada.

IN WITNESS WHEREOF and acknowledging acceptance and agreement of the foregoing, Borrower and TransparentBusiness affix their signatures hereto.

TRANSPARENTBUSINESS, INC.

/s/ Alex Konanykhin, CEO

      Alex Konanykhin

           10/23/2020

BORROWER

/s/ Silvina Moschini

      Silvina Moschini

           10/24/2020